ELITE PHARMACEUTICALS ANNOUNCES FDA APPROVAL OF SUPPLEMENTAL APPLICATION FOR HYDROMORPHONE

NORTHVALE, N.J. – January 26, 2012 – Elite Pharmaceuticals, Inc. (“Elite”) (OTCBB: ELTP) announced today that on January 23, 2012, the U.S. Food and Drug Administration approved the Company’s supplemental application for the manufacturing and packaging of Hydromorphone Hydrochloride USP 8 mg. This approval will allow the Company to commence the commercial manufacturing and packaging of this product for its sales and marketing partner, which will distribute the product as part of a multi-product distribution agreement.

Hydromorphone hydrochloride is a member of the opioid analgesic and antitussive class. It is a pure opioid agonist used primarily for pain relief or as a cough suppressant. For the twelve months ending September 2011, Dilaudid® 8 mg tablets and its generic equivalents had total U.S. sales of approximately $30 million according to IMS Health Data.

About Elite Pharmaceuticals, Inc.

Elite Pharmaceuticals, Inc. develops oral sustained and controlled release products. Elite's strategy includes assisting partner companies in the life cycle management of products, to improve off-patent drug products, and developing generic versions of controlled release drug products with high barriers to entry. Elite has four ANDA products with a sales and marketing partner; one ANDA has launched, one ANDA has a pending launch, one ANDA is in the process of a manufacturing site transfer and an additional ANDA is currently under review by the FDA. Elite also manufactures Lodrane D® and receives royalties for Lodrane D®, an allergy product partnered with ECR Pharmaceuticals, a wholly owned subsidiary of Hi-Tech Pharmacal. Elite’s lead pipeline products, ELI-216, a once-daily abuse resistant oxycodone, and ELI-154, a once-daily oxycodone, are novel sustained release oral formulations of opioids for the treatment of chronic pain, which address two of the limitations of existing oral opioids: the provision of consistent relief of baseline pain levels and deterrence of potential abuse. Elite also has partnered with Mikah Pharma to develop a new product and with Hi-Tech Pharmacal to develop an intermediate for a generic product. Elite operates a GMP and DEA registered facility for research, development, and manufacturing located in Northvale, NJ.

This news release contains forward-looking statements, including those related to the preliminary nature of the clinical program results and the potential for further product development, that involve known and unknown risks, delays, uncertainties and other factors not under the control of Elite, which may cause actual results, performance or achievements of the companies to be materially different from the results, performance or other expectations implied by these forward-looking statements. In particular, because substantial future testing will be required prior to approval, the results described above may not be supported by additional data or by the results of subsequent trials. These risks and other factors, including the timing or results of pending and future clinical trials, regulatory reviews and approvals by the Food and Drug Administration and other regulatory authorities, and intellectual property protections and defenses, are discussed in Elite's filings with the Securities and Exchange Commission such as the 10K, 10Q and 8K reports. Elite undertakes no obligation to update any forward-looking statements.

Contact:

For Elite Pharmaceuticals, Inc.

Dianne Will, Investor Relations, 518-398-6222

Dianne@elitepharma.com

www.elitepharma.com